Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated April 14, 2006 with respect to the financial statements of Gulf Marine Fabricators in the Registration Statement (Form S-8 No. 33-46155) pertaining to the Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan of Gulf Island Fabrication, Inc.

New Orleans, Louisiana

April 14, 2006

/s/ Ernst & Young LLP